MONONGAHELA CAPITAL MANAGEMENT

CODE OF ETHICS

This Code of Ethics has been adopted by Monongahela Capital Management. The Code defines standards of fiduciary responsibility and procedures to prevent and detect inappropriate actions by individuals who have knowledge of the investments and potential investments of Monongahela Capital Management.

Definitions

“Access Person” means any supervised person of Monongahela Capital Management, including any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee or other person who provides investment advice on behalf of Monongahela Capital Management and is subject to the supervision and control of Monongahela Capital Management:

(A)	Who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B)	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

“Covered Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Securities to be reported under the Code (“Covered Securities”) include any securities defined in section 2(a)(36) of the Act, including the writing of an option to purchase or sell a Covered Security.

Securities excluded from being reported include:

)	Direct obligations of the Government of the United States

)	Bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

)	Shares issued by unaffiliated open-end Funds (note that ETFs, closed end funds and open end funds advised by the Adviser are to be reported);

)	Securities in any account over which the person has no direct or indirect influence or control;

)	Transactions effected pursuant to an Automatic Investment Plan.

Who is covered

The Code of Ethics applies to all Access persons. All Access persons will obey all of the laws, rules and regulations applicable to the securities business, including among others, securities, banking and all federal, state and local laws.

Monongahela Capital Management prohibits all Access persons from engaging in Prohibited conduct in connection with the purchase or sale, directly or indirectly of a Security Held.

Prohibited conduct includes:

1)	Employing any device, scheme or artifice to defraud the client;

2)	Making any untrue statement of a material fact to the client or omitting to state a material fact necessary in order to make the statements made to the client in light of the circumstances under which they are made, not misleading;

3)	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the client;

4)	Engaging in any manipulative practice with respect to the client.

Any failure to comply with the Code of Ethics will result in immediate dismissal.

Protection of Material Non Public Information

In the course of daily activity, employees may have access to information about the recommendations of Monongahela Capital Management and the structuring of positions within client portfolios. It is prohibited for any employee to act upon or use this information (which is considered to be material non-public information.)

Personal Securities Accounts

Access persons of Monongahela Capital Management have options in the custody and management of their and their families’ personal securities accounts.

1)	Accounts can be managed by Monongahela Capital Management as fully discretionary accounts.
2)	Accounts can be managed by any Investment Advisor who has full discretionary management of the accounts. Duplicate confirms and statements are required for these accounts.
3)	Accounts can be held at a broker dealer of choice for the access person. Pre- approval of trades is required. Duplicate confirms and statements are required for these accounts.
4)	Access persons may hold accounts at any mutual fund: duplicate statements are required.
5)	Access persons may hold accounts at Forum Funds which are invested in the Monongahela All Cap Value Fund, managed by Monongahela Capital Management. Pre-approval of trades is required. Duplicate statements are required.
6)	Access persons may retain their existing 401Ks from prior employers. Duplicate statements are required.

Trading in Personal Securities Accounts

All Access Persons are required to comply with both trading and reporting requirements. The Compliance Officer of the firm notifies each Access Person in writing of their designation as such, and the reporting requirements that the designation entails. The Access Person is responsible for ensuring that reports required from Access Persons are submitted on a timely basis. The Compliance Officer is responsible for reviewing those reports to ensure compliance with this Code of Ethics. The CEO is responsible for reviewing Access Person reports that are submitted by the Compliance Officer.

The trading that is required to be reported by all Access Persons are defined as transactions in accounts of any proprietary account of Rodgers Brothers or a family account. The family account is defined as the account of a registered person; the spouse of a person associated with a member; a child of the person associated with the member or the member’s spouse, provided that the child resides in the same household as or is financially dependent upon the person associated with the member; any individual over whose account the person has control; any individual over whose account the access person has control and to who financial support such person materially contributes.

Same-day preapproval is required when trading in Personal Securities Accounts that are not under discretionary management, as outlined in Personal Securities Accounts.

1.	Accounts Managed by Monongahela Capital Management Requires pre-approval of trade

Can participate in an average price account purchase or sale.

2.	Accounts Managed by any other Investment Advisor in a discretionary capacity Trades do not need to be pre-approved.

Duplicate confirms and statements are required.

3.	Accounts held at a broker dealer, non-discretionary

Requires same day, pre-approval of any trade: Approval is valid for the day only.

The principal approving the trade may give immediate approval for execution if, in their opinion, the approval does not impact client trading.

The principal may restrict the trade for execution between 3 and 4 pm at their discretion.

Duplicate confirms and statements are required.

4.	Accounts Held at Mutual Funds

Duplicate statements are required

5.	Accounts held at Forum Funds

Preapproval is required. Duplicate statements are required

6.	401Ks

Duplicate statements are required

7.	If any of the above non-discretionary accounts are able to invest in individual equity investments, each trade requires pre-approval.

Reporting Requirements

Initial

No later than 10 days after becoming an Access Person, with information that is current as of no more than 45 days prior to the date the person becomes an Access Person, the individual will submit to the Compliance Officer:

o	A list of all personal securities accounts, including the title of the account, the broker, dealer or bank holding the account, and whether or not the account is discretionary.
o	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person becomes an Access Persons; and
o	The title, number of shares, and principal amount of each Covered Security in which the Access Person has direct or indirect beneficial ownership;

o	The date that the report is submitted by the Access Person.

Quarterly

Reporting transactions for access persons are defined as transactions in accounts of any proprietary account of Rodgers Brothers or a family account. The family account is defined as the account of an access person; the spouse of an access person associated with a member; a child of the person associated with the member or the member’s spouse, provided that the child resides in the same household as or is financially dependent upon the person associated with the member; any individual over whose account the person has control; any individual over whose account the access person has control and to who financial support such person materially contributes.

No later than 30 days after the end of a calendar quarter, the Access Person must submit to the Compliance Officer the following information with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

o	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

o	The nature of the transaction (ie buy, sell or other type of acquisition or disposition);

o	The price at which the transaction was effected;

o	The name of the broker, dealer or bank with or through which the transaction was effected; and

o	The date that the report is submitted by the Access Person.

Annual

No later than 30 days after year end, with information that is accurate as of year end, the Access Person will submit to the Compliance Officer :

o	The title, number of shares, and principal amount of each Covered Security in which the Access Person has direct or indirect beneficial ownership;

o	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person becomes an Access Persons; and

o	The date that the report is submitted by the Access Person.

Establishing Accounts

When an account is established during a quarter by an Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person must report:

o	The name of the broker, dealer or bank with whom the Access Person established the account;
o	The date the account was established;
o	The date that the report is submitted by the Access Person.

Consequences for Failure to Comply and Reporting Certain Conduct

An Access Person is subject to discipline up to and including termination of employment if they violate this code and its component parts, including the policies and procedures outlined in the Supervisory Manual.

If an Access Person knows of, or reasonably believes that there is a violation of applicable laws or this code of ethics, that individual must report that information immediately to the Compliance Officer or the CEO who will inform the Compliance Officer. Anyone who in good faith raises an issue regarding a possible violation of law, regulation or company policy or any suspected illegal or unethical behavior will experience no adverse actions.

Record Retention

Monongahela Capital Management will retain records indicating compliance with the Code including:

1)	A copy of each code of ethics in effect at any time within the past six years;

2)	A record of any violation of the code of ethics, and of any action taken as a result of the violation for at least six years after the end of the fiscal year in which the violation occurs;

3)	A copy of each report made by an Access Person for at least six years after the end of the fiscal year in which the report is made;

4)	A record of all persons, currently or within the past six years, who are or were required to make reports or who are or were responsible for reviewing these reports;

5)	A record of any decision, and the reasons supporting the decision, to pre-approve investments in IPOs and Limited Offerings for at least six years after the end of the fiscal year in which the approval is granted.